CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment
No. 11 to Registration Statement No. 333-58643 on Form N-1A of our report dated
November 21, 2006, relating to the financial statements and financial highlights of Morgan Stanley Value Fund (the "Fund") appearing in the Annual Report on Form
N-CSR of the Fund for the year ended September 30, 2006, and to the references to us on the cover page of the Statement of Additional Information and under the captions "Financial Highlights" in the Prospectus and "Custodian and Independent
Registered Public Accounting Firm" and "Financial Statements" in the Statement
of Additional Information, which are part of such Registration Statement.

Deloitte & Touche LLP
New York, New York
January 24, 2007